Exhibit 99.1

NAVISTAR’S OPERATING COMPANY TO ENTER INTO JOINT VENTURE
TO MANUFACTURE TRUCKS AND BUSES IN INDIA

JV Will Also Source Components And Provide Engineering Services For Design, Development of Truck, Bus Products For International Truck And Engine Corporation

WARRENVILLE, Ill. - June 14, 2005 - Navistar International Corporation (NYSE: NAV), North America’s largest combined commercial truck, school bus and mid-range diesel engine producer, announced today that its operating company, International Truck and Engine Corporation, intends to enter into a joint venture with Mahindra & Mahindra of India to produce and market light, medium and heavy commercial vehicles for India and export markets.

The joint venture, to be named Mahindra International, will have 51 percent ownership by Mahindra and 49 percent ownership by International. The combined investment of the two companies will be more than $80 million over the next two to three years. The joint venture is subject to regulatory approval and the execution of definitive agreements.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said that the company’s plan to enter the Indian market constitutes a major step in its global growth strategy.

“Equally important to our growth strategy is International’s intention to use India as a significant supply base for sourcing components and materials,” Ustian said. “In addition, the joint venture, along with Mahindra’s group companies, will provide engineering services to International and the venture for the design and development of truck and bus products.”

Ustian noted that as part of the joint venture, a development center will be opened at a yet-to-be determined location in India, which is expected to grow to 300 engineers.

Deepak (Dee) T. Kapur, president of International’s truck group, said International believes that the Indian market for trucks is on the verge of exceptional growth.

“International looks forward to entering the market with a well-established leader in manufacturing and marketing light vehicles with a brand that stands for high quality, ruggedness, durability, reliability, easy maintenance and operational economy,” Kapur said. “Our products and our people are well aligned and positioned for success.”

Announcing the JV, Anand Mahindra, vice chairman & managing director, M&M, said: “The joint venture will enable us to rapidly develop into a full-line commercial vehicle player. It also provides the Mahindra group with a large opportunity for the supply of Engineering Services and Sourcing Services to a major North American commercial vehicle group.”

Mahindra International is expected to produce commercial trucks and buses starting in 2007 in an updated Mahindra facility. The state-of-the-art factory will include cab assembly, vehicle assembly, and a paint shop. The vehicles will have 90 percent local content from the start due to the strong availability of quality parts and materials from Indian suppliers.

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Exhibit 99.1 (continued)

Following consummation of the transaction, Mahindra & Mahindra’s commercial vehicle business will be transferred to the joint venture along with its line of light vehicles. The venture will use Mahindra & Mahindra’s extensive distribution network to rapidly launch a full range of new medium and heavy commercial vehicles based on International’s existing product platforms. The venture is also expected to export vehicles to many regions of the world through its own distribution channel, as well as International and M&M’s overseas networks.

With this joint venture, Mahindra & Mahindra, the fourth largest Indian automotive manufacturer and a specialist in utility vehicles will extend its range to medium and heavy commercial vehicles after it recently announced plans for passenger cars. The market leader in India for SUVs, M&M plans to increase its market share of the vehicles market with its entry into medium and heavy commercial vehicles and passenger cars.

Mahindra & Mahindra Ltd., the flagship company of the $2.5 billion Mahindra Group, is a leading manufacturer of multi-utility vehicles and tractors in India with interests in key sectors like infrastructure, information technology and financial services. With more than 55 years of manufacturing experience, the group has built a strong base in technology, engineering, marketing and distribution. M&M has six state-of-the-art manufacturing facilities totaling approximately 5.3 million square feet. Its sales and distribution network, the largest in the country, is geared to give the Mahindra customer a fulfilling brand experience.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company through its affiliates produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. A wholly owned subsidiary offers financing services. Additional information is available at www.nav-international.com.

Forward Looking Statements
Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumption. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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